EXHIBIT 10.4

                                   TERM SHEET

THIS TERM SHEET DATED DECEMBER 20, 2004 (THE "TERM SHEET") SUMMARIZES THE BASIC TERMS AND CONDITIONS ON WHICH COMVEST INVESTMENT PARTNERS II LLC ("COMVEST") PROPOSES TO INVEST $5,000,000 OF FINANCING CONSISTING OF COMMON STOCK, FINANCING WARRANTS AND PROTECTION WARRANTS (THE "FINANCING") IN CORVU CORPORATION (THE "COMPANY").

THIS TERM SHEET IS NOT A COMMITMENT BY COMVEST TO CONSUMMATE THE FINANCING; IT IS FOR DISCUSSION PURPOSES ONLY EXCEPT AS SET FORTH BELOW, AND COMVEST MAY TERMINATE DISCUSSIONS AT ANY TIME WITHOUT LIABILITY OR OBLIGATION TO COMVEST.

--------------------------------------------------------------------------------

FINANCING


FINANCING TERMS:  The Financing shall be in the form of a $5,000,000 equity investment. In consideration for the Financing, the Company shall issue to ComVest, or a subsidiary of ComVest, at the closing, (i) 20,000,000 shares of Common Stock and (ii) warrants to purchase a number of shares of the Company's Common Stock equal to 30% of the number of shares purchased on the terms set forth below (the "Financing Warrants"). In the event that the acquisition previously identified to ComVest by the Company (the "Acquisition") has not closed prior to the closing of the Financing, then ComVest shall only initially invest $2,500,000 for (i) 10,000,000 shares of Common Stock plus (ii) Financing Warrants to purchase 3,000,000 shares of the Company's Common Stock on the terms set forth herein, and the balance of $2,500,000 for the remaining (i) 10,000,000 shares of Common Stock plus (ii) Financing Warrants to purchase 3,000,000 shares of the Company's Common Stock shall be invested on the terms set forth herein simultaneously with the closing of the Acquisition. Any shares purchased by ComVest under the terms and conditions set forth herein are referred to as "Shares."


                  In addition to the Shares and the Financing Warrants, the Company shall issue to ComVest warrants to purchase a number of shares of the Company's Common Stock equal to ten percent (10%) of the number of shares purchased on the terms set forth herein (the "Protection Warrants").


                  It is expected that the closing of the Financing will occur within 30-45 days from the signing of this Term Sheet.


TERMS  OF THE  FINANCING
WARRANTS AND PROTECTION
WARRANTS:

                  The Company shall issue five-year Financing Warrants to purchase a number of shares of Common Stock equal to 30% of the number of Shares, and five-year Protection Warrants to purchase a number of shares of Common Stock equal to 10% of the number of Shares, both Financing Warrants and Protection Warrants having an exercise price equal to $.50 (the "Exercise Price"). The shares to be issued upon such exercise are hereinafter referred to as the Warrant Shares. The Financing Warrants and the Protection Warrants shall contain (a)
                  cashless exercise provisions and (b) full-ratchet anti-dilution with regard to the Exercise Price, but no anti-dilution adjustment with regard to the number of Warrant Shares, and other standard anti-dilution protection for issuances below the Exercise Price, provided, that only issuances for fair value agreed upon by the majority of the Company's entire board of directors in the exercise of the directors' fiduciary duties may trigger any anti-dilution protection; further provided, that the following issuances will not trigger any anti-dilution protection: (i) issuances of shares of Common Stock upon exercise of options, warrants or other stock purchase rights or conversion rights (including, but not limited to, issuances of shares of Common Stock upon conversion of Series B Preferred Stock) outstanding at the time of the signing of this Term Sheet; (ii) issuances of options, restricted stock, stock appreciation rights or other awards granted and to be granted to employees, officers, directors and consultants of the Company pursuant to a stock option plan approved by a majority of the Company's entire board of directors and issuances of shares of Common Stock upon exercise of such awards in accordance with the terms of such plan; (iii) issuances in connection with mergers, acquisitions, joint ventures or other transactions with an unrelated party in a bona fide transaction the purpose of which is not fundraising; (iv) issuances at fair market value to the Company's suppliers, consultants and other providers of services and goods not to exceed $100,000 to any one person or entity, and not to exceed an aggregate of $250,000, in any fiscal year without the prior consent of ComVest; and (v) issuances of options (the "Replacement Options") to Justin
                  MacIntosh at the then fair market value in replacement of options held by Mr. MacIntosh at the time of the closing of the Financing upon their expiration and issuances of shares of common stock upon exercise of any such Replacement Options, provided, that such Replacement Options have to be issued in accordance with the Company's then existing stock option plan and approved by the majority of the Company's Compensation Committee and by the Company's Board of Directors.


                  In addition, the Protection Warrants shall become exercisable only if (a) ComVest owns more than 5,000,000 shares of the Company's Common Stock and (b) less than two Designees (as that term is defined below) of ComVest are members of the Company's Board of Directors despite the Designees having voted for their own nomination or the nomination of replacement Designees and despite ComVest having voted all of its shares in favor of the election of the Designees to the Company's Board of Directors.


MISCELLANEOUS TERMS:


Registration  Rights:  Two demand  registration  rights and unlimited  piggyback registration rights.

Board Composition:      ComVest  will have the right to  designate
                        two  representatives for election to the Company's Board
                        of Directors (the "Designees"),  both of which shall not
                        have been  involved  in any of the  events  set forth in
                        Item 401(f) of Regulation  S-K during the last ten years
                        and  shall  be  qualified  to serve  as  directors  of a
                        reporting  company under the Securities  Exchange Act of
                        1934, as amended,  according to the  assessment  made by
                        the  Company's  Governance/Nominating  Committee  and at
                        least one of which shall satisfy the Nasdaq requirements
                        as  an  "independent"   director.   Such   "independent"
                        director Designee shall be appointed to the Compensation
                        Committee, and any future increases in the compensation of the CEO, or additional grants of options, to the CEO, shall only be approved by unanimous consent of the Compensation Committee except as otherwise provided in this Term Sheet with regard to Replacement Options to Justin MacIntosh. The Company will use its best efforts to have the Designees nominated and elected to the Board of Directors.

Pre-emptive  Rights:    In the event that the Company shall seek
                        to issue any additional shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock, at a time when ComVest owns more than 5,000,000 shares of the Company's Common Stock, then
                        ComVest shall have the right to purchase such number of securities from the Company, on the same terms as then being offered by the Company, so as to maintain its then percentage ownership in the Company.

Other Covenants:        The Company shall covenant for a period equal
                        to the shorter of (i) three years from the closing,  and
                        (ii) such  time as  ComVest  owns  less  than  5,000,000
                        shares of the Company's Common Stock, not to issue or sell any shares of Common Stock, or any securities convertible or exchangeable into Common Stock, for an effective per share price of less than $.25, without the prior approval of ComVest.

                        The Company shall also agree not to incur any indebtedness for borrowed money other than an asset based senior line of credit without the prior approval of ComVest.

                        ComVest agrees not to undertake any actions involving ComVest or another entity affiliated with or controlled by ComVest to take the Company private, including, but not limited to, selling all or substantially all of the Company's assets, merging the Company, or any other transaction with similar economic effects, unless ComVest has received the prior written consent of Justin

                        MacIntosh to any such proposed actions, it being the understanding of the parties that ComVest is committed in principle to continuing the Company's operation as a publicly held company.


Shareholders Agreement: Justin    MacIntosh    and   his affiliates(other  than
                        Avant Air and his wife Delia MacIntosh) shall have entered into a shareholders agreement with ComVest, on terms acceptable to Mr. MacIntosh and ComVest, which provides that Mr. MacIntosh and such affiliates shall not sell or otherwise transfer any of their shares of Common Stock without offering ComVest the opportunity to sell the same percentage number of shares on the same terms. In addition, Mr. MacIntosh and such affiliates will agree that until the Shares are fully registered and freely tradable, he will not sell, transfer or otherwise dispose of any securities of the Company in an open market trade.


CONDITIONS TO CLOSING:  Subject to the  satisfaction  of ComVest's due diligence investigation of the Company, including, without limitation, the Company's financial statements, projections, cash burn rate, business prospects, capital structure, contractual arrangements, and other customary conditions.


                        There shall be outstanding (i) not more than approximately 24 million shares of Common Stock and not more than 600,000 shares of Series B Convertible Preferred Stock; (ii) options to purchase up to approximately 4.1 million shares of Common Stock granted to employees under the Company's stock option plan and options to purchase up to approximately 1.4 million shares of Common Stock granted to employees outside of the Company's stock option plan, at average exercise prices ranging from $.91 to $1.58, (iii) warrants to purchase up to 1,400,000 shares of Common Stock at an exercise price of $.20, and (iv) warrants to purchase not more than 2,805,275 shares of Common Stock at an average exercise price of $1.71. The number of shares of Common Stock under (i) above does not include shares of Common Stock issued or to be issued to Justin MacIntosh and members of his family upon conversion of Series B Preferred Stock and upon conversion of their remaining outstanding debt.

                        There shall be no debt outstanding, other than as set forth in the Company's most recent public filings, and accounts payable, trade payables and capital lease obligations incurred in the ordinary course of business.

                        Justin MacIntosh and members of his family shall have converted their shares of Series B Preferred Stock into Common Stock, and shall convert all of their remaining outstanding debt into the terms of this Financing.

                        The Company shall have obtained key man life insurance on the life of Justin MacIntosh in the amount of between $2,500,000 and $5,000,000, subject to reasonable availability, costs and terms of such insurance as approved by Justin MacIntosh.

                        The Company's Board of Directors shall have increased the number of directors by two and shall have elected the two Designees as additional directors.

                        There   being  no  material   adverse   changes  in  the
                        operations or financial situation of the Company or in the capital or stock markets in general.


FEES: Upon the closing of the Financing, the Company shall pay to ComVest a cash fee equal to $200,000, which shall be payable pro rata at each closing based upon the percentage of the Financing completed at such closing.


RIGHTS UPON
TERMINATION:            Provided  that the Company is proceeding in good faith
                        at all times, including,  without limitation,  providing
                        all  due  diligence   materials  requested  by  ComVest,
                        ComVest shall have 45 days from the date hereof to close the Financing. In the event that the Company elects not to proceed with the Financing prior to such date without cause, or fails to proceed in good faith, then in addition to any reimbursement of actual reasonable out-of-pocket expenses, the Company shall pay to ComVest a financial advisory and structuring fee of $500,000 which shall, at ComVest's option, be payable in cash or shares of Common Stock valued at $.25 per share. In the event ComVest has informed the Company that it will not close the Financing within 45 days after signing of this Term Sheet, or in the event ComVest has not closed the Financing and has not made its investment in accordance with the previous terms within 45 days after signing of this Term Sheet, despite the Company acting in good faith to close the Financing, then the terms of this provision will expire and CorVu will not have any further obligations to ComVest under this Term Sheet.

The foregoing Term Sheet when executed by the parties below shall constitute a letter of intent between ComVest and the Company and the intention by both parties (subject to the completion to its satisfaction of ComVest's due diligence review) to proceed with the transaction described above. Notwithstanding the foregoing, the provisions of the section entitled "Rights Upon Termination" above shall be a binding obligation of the Company. By signing this Term Sheet, the Company represents that the execution of this Term Sheet does not conflict with any other agreement, and that the Company is not obligated to pay any fee to any other person or entity as a result of the Financing. The validity and interpretation of this Term Sheet shall be governed by New York law.

If the foregoing is acceptable, please sign a copy of this Term Sheet in the space provided below and return the copy to the undersigned no later than December 20, 2004. If an executed copy of the Term Sheet is not received on or prior to such date, this

Term Sheet shall be void and of no further force or effect.


                                              Very truly yours,

                                              ComVest Investment Partners II LLC



                                              By:  /s/ Michael Falk
                                                        Chief Executive Officer

Confirmed and Agreed To:

CorVu Corporation


By:      /s/ Justin M. MacIntosh
         Chief Executive Officer